News Release

Patrick Industries, Inc. Reports Third Quarter 2024 Financial Results
Third Quarter 2024 Highlights (compared to Third Quarter 2023 unless otherwise noted)
•Net sales increased 6% to $919 million driven by a 13% increase in Housing revenue and our first quarter acquisition of Sportech, which together more than offset a 21% decline in Marine revenue.
•Operating margin decreased 10 basis points to 8.1%. For the first nine months of 2024, adjusted operating margin improved 20 basis points to 7.8%.
•Net income increased 3% to $41 million. Diluted earnings per share of $1.80 included the dilutive impact of our convertible notes and related warrants in the period, or an estimated $0.06 per share. For the first nine months of 2024, adjusted diluted earnings per share increased 13% to $5.75.
•Adjusted EBITDA increased 7% to $121 million; adjusted EBITDA margin increased 10 basis points to 13.2%.
•Cash flow provided by operating activities was $224 million for the first nine months of the year compared to $294 million in the same period last year. Free cash flow, on a trailing twelve-month basis, was $277 million.
•Completed the acquisition of RecPro, which significantly increases our penetration into the RV aftermarket, while also providing synergy opportunity for our Marine and Powersports end markets to sell through a more advanced aftermarket distribution channel.
•Maintained solid balance sheet and liquidity position, ending the third quarter with a total net leverage ratio of 2.6x following the acquisition of RecPro and liquidity of $458 million.
•Subsequent to quarter end, the Company amended and extended the maturity of its credit facility, and also issued $500 million aggregate principal amount of 6.375% Senior Notes due 2032. The Company plans to redeem its 7.500% Senior Notes due 2027 with a portion of the proceeds.
•Patrick plans to host an investor day in New York City on December 3, 2024.

ELKHART, IN, October 31, 2024 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the third quarter and nine months ended September 29, 2024.

Net sales increased 6% to $919 million, an increase of $53 million compared to the third quarter of 2023. The growth in net sales was due to a 13% increase in Housing revenue coupled with revenue gains from our Sportech acquisition, which closed in January of this year. These factors more than offset a 21% decline in Marine revenue as marine OEMs as well as OEMs across our other Outdoor Enthusiast markets continued to maintain highly disciplined production schedules in an effort to manage dealer inventory in alignment with current end market demand.
Operating income of $74 million in the third quarter of 2024 increased $3 million, or 5%, compared to $71 million in the third quarter of 2023. Operating margin of 8.1% decreased 10 basis points compared to 8.2% in the same period a year ago, reflecting higher SG&A expenses and amortization costs related to acquisitions. For the first nine months of 2024 compared to the same period in 2023, excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted operating margin improved 20 basis points to 7.8%.

Net income increased 3% to $41 million, compared to $40 million in the third quarter of 2023. Diluted earnings per share of $1.80 in the third quarter of 2024 included approximately $0.06 of dilution from our convertible notes and related warrants. There was no dilutive impact from the convertible notes in the third quarter of 2023. For the first nine months of 2024 compared to the first nine months of 2023, excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted net income increased 14% to $128 million and adjusted diluted earnings per share increased 13% to $5.75. Diluted earnings per share for the first nine months of 2024 included approximately $0.10 of dilution from our 2028 convertible notes and related warrants. The prior year period included approximately $0.05 of dilution related to our 1.00% Convertible Senior Notes due 2023, which were repaid in cash in February 2023.

"The Patrick team delivered another quarter of solid results with revenue and net income growth supported by the continued diversification of our business," said Andy Nemeth, Chief Executive Officer. "The resilience of our model is directly related to the dedication and talent of our incredible team members, and the strategic investments we have made enabling Patrick to perform well during a prolonged period of inventory destocking that has continued to affect our Outdoor Enthusiast end markets at different times over the last two years."

Jeff Rodino, President — RV, said, "This quarter, we welcomed RecPro into our family of brands, which meaningfully expands our position in the direct-to-consumer RV and enthusiast aftermarket. We are energized by the depth and breadth of their product offering, the synergies across our business, and their tremendous leadership and expertise in e-commerce and aftermarket sales. We believe RecPro's efficient distribution channel and significant consumer reach will substantially enhance our ability to provide Patrick's valuable aftermarket solutions across all of our end markets."

Third Quarter 2024 Revenue by Market Sector (compared to Third Quarter 2023 unless otherwise noted)
RV (43% of Revenue)
•Revenue of $396 million decreased 1% while wholesale RV industry unit shipments increased 6%.
•Content per wholesale RV unit (on a trailing twelve-month basis) decreased by 1% to $4,887. Compared to the second quarter of 2024, content per wholesale RV unit (on a trailing twelve-month basis) decreased 2%.

Marine (15% of Revenue)
•Revenue of $136 million decreased 21% while estimated wholesale powerboat industry unit shipments decreased 23%. Our Marine end market revenue previously included Powersports revenue, which we began to report separately following the Sportech acquisition. End market revenue and content per unit reflect this change for the relevant periods.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) decreased 6% to $3,936. Compared to the second quarter of 2024, estimated content per wholesale powerboat unit (on a trailing twelve-month basis) was flat.

Powersports (10% of Revenue)
•Revenue of $87 million increased 204%, driven primarily by the acquisition of Sportech in the first quarter of 2024.

Housing (32% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $300 million increased 13%; estimated wholesale MH industry unit shipments increased 17%; total housing starts decreased 3%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 1% to $6,518. Compared to the second quarter of 2024, estimated content per wholesale MH unit increased 1%.

Balance Sheet, Cash Flow and Capital Allocation
For the first nine months of 2024, cash provided by operating activities was $224 million compared to $294 million for the prior year period, with the change primarily driven by investments in working capital. Purchases of property, plant and equipment totaled $18 million in the third quarter of 2024, reflecting maintenance capital expenditures and continued investments in alignment with our automation and technology initiatives. On a trailing twelve-month basis, free cash flow through the third quarter of 2024 was $277 million, compared to $412 million through the third quarter of 2023 when we aggressively monetized working capital in a declining sales environment. Our long-term debt increased approximately $70 million during the third quarter of 2024, primarily as the result of the RecPro acquisition, which closed on September 6, 2024.

We remained disciplined in allocating and deploying capital, returning approximately $12 million to shareholders in the third quarter of 2024 through dividends. We remain opportunistic on share repurchases and had $78 million left authorized under our current share repurchase plan at the end of the third quarter.
Our total debt at the end of the third quarter was approximately $1.4 billion, resulting in a total net leverage ratio of 2.6x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $458 million.

Subsequent to the end of the quarter, we reduced our cost of debt and increased our liquidity position by issuing $500 million of 6.375% Senior Notes due 2032 and expanding the capacity of our credit facility to $1.0 billion, while extending the maturity date to October 2029. We plan to use a portion of the proceeds from these transactions to redeem our 7.500% Senior Notes on November 7, 2024. Following these transactions, the Company's next major debt maturity will be in 2028.

Business Outlook and Summary
"Our team remains confident in the strength of our brand portfolio, disciplined operating model, earnings power of the business, and the profitable runway of opportunity that exists in each of our primary end markets," continued Mr. Nemeth. "We are intensely focusing on elevating the customer experience, invigorating our team's entrepreneurial spirit, winning additional market share by exceeding customer expectations, and growing the business through accretive acquisitions while strategically allocating capital toward automation and innovation initiatives. Over the last year, the teams at Patrick, in collaboration with our Advanced Product Group, have significantly expanded our product development and prototyping activities as a way to bring next-generation solutions to our customers over the next few years. We are optimistic that a positive demand inflection will occur in 2025, and believe recent interest rate reductions, lower inflation levels and continued solid economic data are important ingredients to bring this recovery to fruition, at which point our business is sized and scaled to pivot in alignment with our customers' needs. We are deeply appreciative of the incredible commitment and dedication of our team members and energized by their efforts and drive each and every day."

Conference Call Webcast
Patrick Industries will host an online webcast of its third quarter 2024 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, October 31, 2024 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East.
The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those express or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
($ in thousands, except per share data)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
NET SALES	$919,444	$866,073	$2,869,560	$2,686,858
Cost of goods sold	706,930	666,954	2,220,897	2,083,527
GROSS PROFIT	212,514	199,119	648,663	603,331

Operating Expenses:
Warehouse and delivery	37,865	37,664	114,053	109,540
Selling, general and administrative	75,783	70,873	244,617	231,814
Amortization of intangible assets	24,449	19,507	71,545	59,093
Total operating expenses	138,097	128,044	430,215	400,447
OPERATING INCOME	74,417	71,075	218,448	202,884
Interest expense, net	20,050	16,879	60,483	53,623
Income before income taxes	54,367	54,196	157,965	149,261
Income taxes	13,501	14,646	34,122	37,181
NET INCOME	$40,866	$39,550	$123,843	$112,080

BASIC EARNINGS PER COMMON SHARE	$1.88	$1.84	$5.71	$5.20
DILUTED EARNINGS PER COMMON SHARE	$1.80	$1.81	$5.55	$5.09

Weighted average shares outstanding - Basic	21,740	21,511	21,706	21,541
Weighted average shares outstanding - Diluted	22,641	21,884	22,297	22,063

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
($ in thousands)	September 29, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$52,606	$11,409
Trade and other receivables, net	255,369	163,838
Inventories	545,445	510,133
Prepaid expenses and other	59,539	49,251
Total current assets	912,959	734,631
Property, plant and equipment, net	369,342	353,625
Operating lease right-of-use assets	205,110	177,717
Goodwill and intangible assets, net	1,628,358	1,288,546
Other non-current assets	7,184	7,929
TOTAL ASSETS	$3,122,953	$2,562,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$11,250	$7,500
Current operating lease liabilities	53,335	48,761
Accounts payable	189,274	140,524
Accrued liabilities	125,330	111,711
Total current liabilities	379,189	308,496
Long-term debt, less current maturities, net	1,377,727	1,018,356
Long-term operating lease liabilities	156,083	132,444
Deferred tax liabilities, net	68,012	46,724
Other long-term liabilities	12,461	11,091
TOTAL LIABILITIES	1,993,472	1,517,111

TOTAL SHAREHOLDERS’ EQUITY	1,129,481	1,045,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,122,953	$2,562,448

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
($ in thousands)	September 29, 2024	October 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$123,843	$112,080
Depreciation and amortization	124,002	107,976
Stock-based compensation expense	14,367	13,675
Other adjustments to reconcile net income to net cash provided by operating activities	2,335	4,024
Change in operating assets and liabilities, net of acquisitions of businesses	(40,357)	56,075
Net cash provided by operating activities	224,190	293,830
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(50,264)	(47,430)
Business acquisitions and other investing activities	(435,137)	(28,033)
Net cash used in investing activities	(485,401)	(75,463)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	302,408	(224,764)
Net increase (decrease) in cash and cash equivalents	41,197	(6,397)
Cash and cash equivalents at beginning of year	11,409	22,847
Cash and cash equivalents at end of period	$52,606	$16,450

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for earnings per common share:

	Third Quarter Ended		Nine Months Ended
($ in thousands, except per share data)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Numerator:
Earnings for basic earnings per common share calculation	$40,866	$39,550	$123,843	$112,080
Effect of interest on potentially dilutive convertible notes, net of tax	—	—	—	162
Earnings for diluted earnings per common share calculation	$40,866	$39,550	$123,843	$112,242
Denominator:
Weighted average common shares outstanding - basic	21,740	21,511	21,706	21,541
Weighted average impact of potentially dilutive convertible notes	554	—	340	221
Weighted average impact of potentially dilutive warrants	117	—	39	—
Weighted average impact of potentially dilutive securities	230	373	212	301
Weighted average common shares outstanding - diluted	22,641	21,884	22,297	22,063
Earnings per common share:
Basic earnings per common share	$1.88	$1.84	$5.71	$5.20
Diluted earnings per common share	$1.80	$1.81	$5.55	$5.09

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share (adjusted diluted EPS), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted dilutive EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation and loss on sale of property, plant and equipment, acquisition related costs, acquisition-related fair-value inventory step-up adjustments and subtracting out gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax and acquisition-related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition-related fair-value inventory step-up adjustments. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from cash flow from operations. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	Third Quarter Ended		Nine Months Ended
($ in thousands)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net income	$40,866	$39,550	$123,843	$112,080
+ Depreciation & amortization	42,186	36,484	124,002	107,976
+ Interest expense, net	20,050	16,879	60,483	53,623
+ Income taxes	13,501	14,646	34,122	37,181
EBITDA	116,603	107,559	342,450	310,860
+ Stock-based compensation	4,625	5,729	14,367	13,675
+ Acquisition related transaction costs	—	—	4,998	—
+ Acquisition related fair-value inventory step-up	—	—	822	610
+ (Gain) Loss on sale of property, plant and equipment	(34)	142	(402)	242
Adjusted EBITDA	$121,194	$113,430	$362,235	$325,387

The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	September 29, 2024	October 1, 2023
Cash flow from operating activities	$339,032	$475,760
Less: purchases of property, plant and equipment	(61,821)	(63,876)
Free cash flow	$277,211	$411,884

The following table reconciles operating margin to adjusted operating margin:

	Third Quarter Ended		Nine Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Operating margin	8.1%	8.2%	7.6%	7.6%
Acquisition related fair-value inventory step-up	—%	—%	—%	—%
Transaction costs	—%	—%	0.2%	—%
Adjusted operating margin	8.1%	8.2%	7.8%	7.6%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	Third Quarter Ended		Nine Months Ended
($ in thousands, except per share data)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net income	$40,866	$39,550	$123,843	$112,080
+ Acquisition related fair-value inventory step-up	—	—	822	610
+ Transaction costs	—	—	4,998	—
- Tax impact of adjustments	—	—	(1,488)	(154)
Adjusted net income	$40,866	$39,550	$128,175	$112,536

Diluted earnings per common share (per above)	$1.80	$1.81	$5.55	$5.09
Transaction costs, net of tax	—	—	0.17	—
Acquisition related fair-value inventory step-up, net of tax	—	—	0.03	0.01
Adjusted diluted earnings per common share	$1.80	$1.81	$5.75	$5.10